Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 14, 2021, with respect to the consolidated financial statements of Cellebrite DI Ltd. and its subsidiaries included herein and to the reference to our firm under the heading ‘Experts’ in the prospectus.

/s/ Somekh Chaikin
Somekh Chaikin
Member Firm of KPMG International
May 14, 2021
Tel Aviv, Israel